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                                                                  EXHIBIT (l)(2)

[LOGO]  AIG/AMERICAN GENERAL

                                December 30, 2002

American General Life Insurance Company
2727-A Allen Parkway
Houston, Texas 77019

Ladies and Gentlemen:

     This opinion is furnished in connection with the filing of the Registration Statement on Form N-6 by Separate Account VUL-2 of American General Life Insurance Company (the "Separate Account") and American General Life Insurance Company ("AGL") covering an indefinite number of units of interests in the Separate Account. Net premiums received under AGL's EquiBuilder II individual flexible premium variable life insurance policies (the "Policies") to be offered by AGL may be allocated by AGL to the Separate Account as described in the Prospectus forming a part of the Registration Statement.

     I am familiar with the Policy provisions. I am also familiar with the description contained in the Prospectus. In my opinion:

     The table of cost of insurance rates, set forth under "Tables of Charges" in the Prospectus, contains both the current and guaranteed rates to be used for these Policies for persons of illustrative ages. These rates have not been designed so as to make the relationship between current and guaranteed rates more favorable for persons of the ages illustrated than for persons at other ages or different gender.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,



                                          /s/  WAYNE A. BARNARD
                                          --------------------------
                                          Wayne A. Barnard
                                          Senior Vice President

                      AMERICAN GENERAL LIFE COMPANIES, LLC
                  Member of American International Group, Inc.
            2929 Allen Parkway . Houston, Texas 77019 . 713.522.1111